Exhibit 10.1

April 17, 2026

Mr. Chris Fraser

Gilford, NH

RE: Offer of Employment

Dear Chris,

On behalf of CPS and with the unanimous support of the board of directors and management team, I am pleased to extend the following offer of employment to you. We are confident you will make positive and lasting contributions to the continued success of CPS.

This offer is contingent upon you successfully completing the Company’s post-offer, pre-employment drug screen, reference checking, verification of your educational degrees and presenting evidence of eligibility for employment in the USA.

Position

Chief Financial Officer and Treasurer

Reporting To

Brian Mackey, President and CEO

Salary

The salary for this position is $270,000 annually. This is a full-time, exempt position with the expectation that you will put in the time necessary to complete the requirements of your job, nominally during our normal office hours. Your bi-weekly gross salary will be $10,384.62, paid every two weeks. All wages and compensation are paid less applicable taxes and withholding.

Bonus Target

As a key member of the management team, your bonus target is 33% of base pay, or $90,000, paid annually in lump sum subject to your continued employment on the date of payment. Bonus criteria are typically tied to the overall performance of the Company, using metrics such as annual revenue and operating income. In any given year, actual bonus payouts may be below, at, or above the Bonus Target based on actual performance by the Company. For 2026, the bonus award will be pro-rated to reflect the partial year.

Equity

During the Company’s upcoming grant of stock options to certain employees, the Company will provide you with an initial award of 60,000 stock options. These stock options are incentive stock options (“ISOs”) which vest in annual installments over four years, have a life of ten years, and have a strike price which is based on the market price of CPSH shares on the date of grant.

Although stock options are “front loaded” in this offer to clearly align your interests with shareholder interests, it is the expectation but not the promise of the Company that additional grants will be provided to you each year assuming your performance meets expectations, in each case, subject to the terms and conditions of the applicable plan and award documents.

Relocation and Relocation Expense

Given the scope and importance of this position, this offer is contingent upon your ability to establish primary residence within a reasonable commuting distance of the CPS facility in a timely fashion (to be mutually agreed upon with the CEO of CPS). CPS will provide a lump sum payment to you to be used as you see fit for relocation expenses, per the terms and conditions of Attachment A.

Change of Control

CPS is willing to provide you with certain protection in the event of a Change of Control of the Company. Please see Attachment B.

Invention Assignment and Non-Compete Agreement

CPS has a typical Invention Assignment and Non-Compete Agreement that every employee is required to sign as a condition of employment. Please see Attachment C.

Health and Dental Benefits

CPS offers medical insurance with United Healthcare. CPS pays approximately 75% of the cost of health insurance premiums and 67% of the cost of the dental insurance premiums. Vision insurance is also offered, at the employee’s expense. There are three tiers available: Employee, Employee +1, or Family. CPS also offers an HSA plan as an option as well as additional compensation for employees who opt out of medical coverage.

Voluntary Life and Disability Insurance Benefits

At Company expense, CPS provides life insurance of $50,000 with accidental death benefits of an additional $50,000. Benefit amounts are reduced after age 65. Long-term disability insurance is also provided, with premiums paid by CPS. Additional voluntary life and disability coverage is available at the employee’s expense.

401K Plan

CPS maintains a 401K Plan allowing retirement savings through pre-tax payroll deductions and/or through a Roth post-tax deduction. The plan includes a 1-to-1 match of the first 4% (or less) of the employee’s contribution.

Holidays

CPS has 12 paid holidays per year, one of which is your birthday. The holiday schedule is published prior to the beginning of each calendar year.

Paid Time Off (PTO)

Full-time exempt-level employees (typically salaried) with 30 days of continuous service are considered eligible for self-managed Paid Time Off (“PTO”). PTO can be used for vacation, sickness, as a personal day, or for any other reason, but requires approval. CPS expects all exempt-level employees to always meet the requirements of their position.

At-Will Employment

Your employment with the Company will be on an 'at-will' basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice.

Other

For purposes of federal immigration law, you will be required to provide CPS with documentary evidence of your identity and eligibility for employment in the United States within three (3) business days of your date of hire.

By accepting this offer of employment and signing below, you represent to CPS that you are not subject to any employment, confidentiality, non-competition or other agreement that will conflict with or prevent the full performance of your duties and obligations to CPS.

All employee benefits made available by CPS (including those described above), and the rules, terms, and conditions of employment may be changed by CPS at any time without advance notice and are described in more detail in the CPS Employee Handbook.

You are eligible for the benefits indicated above after 30 days’ continuous service.

If this offer is acceptable, please sign below and return the signed letter to me not later than 4/20/2026 and make a copy for your personal records. We anticipate a start date of 5/4/2026. Please let us know if you have any questions.

We are confident you will make significant contributions to the growth of CPS, and that you will derive great satisfaction from doing so. We look forward to hearing from you — please join us!

Sincerely,

/s/ Brian T. Mackey

Brian T. Mackey
President and CEO
CPS Technologies Corp.

Accepted by: /s/ Chris Fraser                                    Date: April 19, 2026
Chris Fraser